                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement                         [ ] Confidential, For
                                                            Use of the
                                                            Commission Only (as
                                                            permitted by Rule
                                                            14a-6(e)(2)) Proxy
                                                            Statement

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  -----------

                            STERLING SOFTWARE, INC.
               (Name of Registrant as specified in Its Charter)

                                  -----------

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transactions applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1) Amount previously paid:
    (2) Form, Schedule or Registration Statement no.:
    (3) Filing Party:
    (4) Date Filed:

                            STERLING SOFTWARE, INC.
                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                                               February 2, 1998

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Sterling Software, Inc. (the "Company") to be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 11, 1998, commencing at 10:00 a.m., local time. All stockholders of record as of January 22, 1998 are entitled to vote at the Meeting. I urge you to be present in person or represented by proxy at the Meeting.

  The enclosed Notice of Annual Meeting and Proxy Statement fully describe the business to be transacted at the Meeting, which includes (i) the election of three directors of the Company; (ii) the approval of an amendment of the Company's Certificate of Incorporation to increase the number of shares of the Company's Common Stock authorized for issuance from 75,000,000 shares to 125,000,000 shares; and (iii) the approval of the Sterling Software, Inc. Employee Stock Purchase Plan.

  The Company's Board of Directors believes that increasing the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with future stock splits or acquisitions. Such increase is not being proposed in connection with any specific transaction. The Board of Directors also believes that approval of the Sterling Software, Inc. Employee Stock Purchase Plan will be an important factor in attracting and retaining qualified employees essential to the continued success of the Company.

  The Company's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

  Directors and officers of the Company will be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend. Even if you expect to attend the Meeting, please sign, date and return the enclosed proxy without delay. If you attend the Meeting, you may vote in person even if you have previously mailed a proxy.

                                          Sincerely,

                                          Sam Wyly
                                          Chairman of the Board

                            STERLING SOFTWARE, INC.
                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 11, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Sterling Software, Inc. (the "Company") will be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 11, 1998, commencing at 10:00 a.m., local time. A proxy card and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the purpose of considering and acting upon:

  (1) The election of three Class B directors for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2001;

  (2) A proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.10 par value, authorized for issuance from 75,000,000 shares to 125,000,000 shares;

  (3) A proposal to approve the Sterling Software, Inc. Employee Stock Purchase Plan; and

  (4) Such other matters as may properly come before the Meeting or any adjournment thereof.

  The close of business on January 22, 1998 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting shall be open to examination by any stockholder during ordinary business hours at the offices of the Company at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Jeannette P. Meier
                                          Secretary

Dallas, Texas
February 2, 1998

                            STERLING SOFTWARE, INC.
                              300 CRESCENT COURT
                                  SUITE 1200
                              DALLAS, TEXAS 75201

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MARCH 11, 1998

                               ----------------

                      SOLICITATION AND VOTING OF PROXIES

  This Proxy Statement is being first mailed on or about February 2, 1998 to stockholders of Sterling Software, Inc. (the "Company") at the direction of the Board of Directors of the Company (the "Board") to solicit proxies in connection with the 1998 Annual Meeting of Stockholders (the "Meeting"). The Meeting will be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 11, 1998, commencing at 10:00 a.m., local time, or at such other time and place to which the Meeting may be adjourned.

  All shares represented by valid proxies at the Meeting, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the three persons named under "Proposal I--Election of Directors" as nominees for election as Class B directors of the Company for three-year terms expiring at the Company's Annual Meeting of Stockholders in 2001, (ii) FOR the proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock, $.10 par value ("Common Stock"), authorized for issuance from 75,000,000 shares to 125,000,000 shares, (iii) FOR the proposal to approve the Sterling Software, Inc. Employee Stock Purchase Plan and (iv) at the discretion of the proxy holders, with regard to any matter not known to the Board of Directors on the date of mailing this Proxy Statement that may properly come before the Meeting or any adjournment thereof. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

  A proxy may be revoked at any time by providing written notice of such revocation to the Company's stock transfer agent, BankBoston, N.A., P.O. Box 9381, Boston, Massachusetts 02205-9956, or 150 Royall Street, Canton, Massachusetts 02021, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a proxy if he or she attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on January 22, 1998 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting, at which time the Company had issued and outstanding approximately 38,636,639 shares of Common Stock. The Common Stock constitutes the only outstanding class of voting securities of the Company entitled to be voted at the Meeting.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Each share of Common Stock represented at the Meeting, in person or by proxy, will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Common Stock is entitled to one vote with respect to each proposal to be voted on at the Meeting. Cumulative voting is not permitted with respect to the election of directors.

  The accompanying proxy card is designed to permit each holder of Common Stock as of the close of business on the Record Date to vote on each of the matters to be considered at the Meeting. The proxy card provides space for a stockholder to vote in favor of, or to withhold authority to vote for, any or all nominees for election to the Board and to vote in favor of or against or to abstain from voting with respect to the proposal to amend the Company's Certificate of Incorporation and the proposal to approve the Sterling Software, Inc. Employee Stock Purchase Plan. Brokers will have discretionary voting authority with respect to the proposals to be acted upon at the Meeting where beneficial owners do not provide voting instructions.

  To be elected, each nominee for election as a Class B director must receive the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy. Instructions to withhold authority to vote for any nominee will be counted as shares present for purposes of determining a quorum, but will have the effect of a vote against the nominee for which the vote was withheld.

  Approval of the amendment of the Company's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. As a result, abstentions on such proposal will have the same effect as a vote against such proposal. Broker non-votes, which occur when brokers who are the record holders of shares do not exercise discretionary voting authority with respect to those beneficial owners who have not provided voting instructions, will have the same effect as a vote against such proposal.

  Approval of the Sterling Software, Inc. Employee Stock Purchase Plan requires the affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy. Abstentions on such proposal will have the same effect as a vote against such proposal. Broker non-votes will neither count for nor against this proposal and as a result will have no effect on the vote with respect thereto.

                  PARTICIPANTS IN THE STERLING SOFTWARE, INC.
                           SAVINGS AND SECURITY PLAN

  A participant in the Sterling Software, Inc. Savings and Security Plan (the "Savings Plan") will receive a voting instruction card relating to the shares of Common Stock allocated to such participant's account in the Savings Plan. A properly completed voting instruction card will serve as voting instructions to the trustee of the Savings Plan. If a participant holds Common Stock outside of the Savings Plan, such participant will also receive, in a separate mailing, a proxy card relating to those shares. In order for all shares owned by, or allocated under the Savings Plan to, a participant to be voted at the Meeting in accordance with such participant's direction, both the proxy card and the voting instruction card received by the participant will need to be signed and returned to BankBoston, N.A. Information in the voting instruction card will not be disclosed to the Company.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for a board of directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

NOMINEES FOR DIRECTOR

  Each of Charles J. Wyly, Jr., Phillip A. Moore and Michael C. French has been nominated for election at the Meeting to serve as a director for a three-year term expiring at the Company's Annual Meeting of Stockholders in 2001 or until his respective successor has been duly elected and qualified. It is intended that the persons named in the proxy will vote for the election of each of the three nominees. Each of the nominees has indicated his willingness to continue to serve as a member of the Board if elected; however, in case any nominee should become unavailable for election to the Board for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote for a substitute nominee.

  The nominees for election at the Meeting are as follows:

  Charles J. Wyly, Jr., age 64. Mr. Wyly co-founded the Company in 1981 and since such time has served as a director of the Company, and as Vice Chairman since 1984. He served as an officer and director of University Computing Company, a computer software and services company, from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, also a director of the Company, founded Earth Resources Company, an oil refining and silver mining company, and Charles J. Wyly, Jr. served as its Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly currently serves as Vice Chairman of Michaels Stores, Inc., a specialty retail chain ("Michaels Stores"), and as a director of Sterling Commerce, Inc., a provider of electronic commerce software and network services ("Sterling Commerce"). Charles J. Wyly, Jr. is the father-in-law of Donald R. Miller, Jr., also a director of the Company. Mr. Wyly is a member of the Executive Committee and the 1996 Stock Option Committee of the Board.

  Phillip A. Moore, age 55. Mr. Moore co-founded the Company in 1981 and since such time has served as a director of the Company. He served as Executive Vice President of the Company from July 1993 to September 1997, serving also as Chief Technology Officer from October 1995 to April 1996. Prior to July 1993, Mr. Moore served as Senior Vice President, Technology of the Company. In connection with his retirement as an executive officer of the Company in September 1997, the Company agreed to nominate Mr. Moore and he agreed to stand for re-election to the Board at the Meeting.

  Michael C. French, age 54. Mr. French has served as a director of the Company since July 1992. He is currently a Partner of Maverick Capital, Ltd., an investment fund management company ("Maverick Capital"), and a consultant to the international law firm of Jones, Day, Reavis & Pogue. He was a partner with the law firm of Jackson & Walker, L.L.P. from 1976 through 1995. Mr. French is also a director of Michaels Stores.

CURRENT DIRECTORS

  The current Class A directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 2000, are as follows:

  Robert J. Donachie, age 69. Mr. Donachie has served as a director of the Company since May 1983. He has been principally employed as a private business consultant since March 1981. Mr. Donachie is Chairman of the Audit Committee and a member of the 1996 Special Stock Option Committee of the Board.

  Alan W. Steelman, age 55. Mr. Steelman has served as a director of the Company since February 1997. He is a Senior Principal with Monitor Company, a leading international consulting firm which specializes in competitive strategy. Headquartered in Cambridge, Massachusetts, Monitor Company has operations on six continents and employs over 800 professionals. Mr. Steelman also serves on the Advisory Board of Richmont-Parly Investment Company, a Dallas- and Hong Kong-based private investment trust devoted to investments in listed Asian companies, and on the Advisory Board of Asia Information Services, a Beijing-based information technology company. Prior to joining Monitor Company in 1993, Mr. Steelman was Chief Operating Officer of the Alexander Proudfoot Company, a consulting company listed on The London Stock Exchange. During his 15 years at Alexander Proudfoot, Mr. Steelman held several assignments, including Group President of the Asia-Pacific region and Executive Vice President of worldwide sales and marketing. Prior to joining Alexander Proudfoot, Mr. Steelman served in the U.S. Congress, representing Texas' 5th Congressional District, and also held several appointed positions in government. Mr. Steelman is a member of the Audit Committee of the Board.

  Evan A. Wyly, age 36. Mr. Wyly has served as a director of the Company since July 1992 and as a Vice President of the Company since December 1994. He has been a Managing Partner of Maverick Capital since 1991. In 1988, Mr. Wyly founded Premier Partners Incorporated, a private investment firm, and served as its President prior to joining Maverick Capital. Mr. Wyly also serves as a director of Sterling Commerce and as a director and officer of Michaels Stores. Evan Wyly is Sam Wyly's son.

  The current Class C directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Stockholders in 1999, are as follows:

  Sam Wyly, age 63. Sam Wyly has served as Chairman of the Board since co-founding the Company in 1981. Companies founded by Mr. Wyly were among the forerunners of the electronic commerce industry. In 1963, he founded University Computing Company, which became one of the largest computer services and software companies. His data transmission company, Datran, Inc., was one of the pioneering telecommunications ventures which broke up the telephone monopoly and led to the creation of today's electronic commerce industry. Sterling Commerce, a leader in this industry, was spun off to the Company's stockholders in 1996 and now has a market value in excess of $3 billion. Mr. Wyly currently serves as a director of Sterling Commerce, as Chairman of Michaels Stores and as Partner of the General Partner of Maverick Capital. Mr. Wyly is Chairman of each of the Executive Committee and the 1996 Stock Option Committee of the Board.

  Sterling L. Williams, age 54. Mr. Williams co-founded the Company in 1981 and since such time has served as President, Chief Executive Officer and a director of the Company. Mr. Williams has served as Chairman of the Board and a director of Sterling Commerce since December 1995. From December 1995 to October 1996, Mr. Williams also served as Chief Executive Officer of Sterling Commerce. He also currently serves as a director of INPUT, an information technology market research company. Mr. Williams is a member of the Executive Committee and the 1996 Stock Option Committee of the Board.

  Donald R. Miller, Jr., age 43. Mr. Miller has served as a director of the Company since September 1993. He has served as Vice President-Market Development of Michaels Stores since November 1990 and also serves as a Managing Director and a member of the Board of Directors of Michaels Stores. Mr. Miller is a member of the 1996 Special Stock Option Committee of the Board.

BOARD OF DIRECTORS AND COMMITTEES

  General. The business of the Company is managed under the direction of the Board. The Board meets on a regularly scheduled basis during the Company's fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board met or acted by written consent 10 times during the fiscal year ended September 30, 1997. During fiscal 1997, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he was a director.

  The Board has established Executive, Audit and Stock Option Committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during fiscal 1997 are set forth below.

  Executive Committee. The Executive Committee is empowered to act on any matter except those matters specifically reserved to the full Board by applicable law. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the Executive Committee. The Executive Committee met or acted by written consent 19 times during fiscal 1997. The Executive Committee was responsible for determining executive compensation for fiscal 1997, except for decisions relating to grants of stock options under the Company's 1996 Stock Option Plan (the "Option Plan").

  Audit Committee. The Audit Committee recommends to the Board the appointment of the firm selected to serve as the independent auditors for the Company and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent auditors the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates issues having a potential financial impact on the Company which may be brought to the Committee's attention by management, the independent auditors or the Board; and evaluates public financial reporting documents of the Company. Robert J. Donachie and Alan W. Steelman are the current members of the Audit Committee. The Audit Committee met two times during fiscal 1997.

  Option Committees. The 1996 Stock Option Committee and the 1996 Special Stock Option Committee (collectively, the "Option Committees") administer the Option Plan. In this capacity, the Option Committees have the authority, subject to certain restrictions set forth in the Option Plan, to determine from time to time the individuals to whom options are granted under the Option Plan, the number of shares covered by each option grant, the time or times at which options become exercisable and other terms and conditions of such options. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams are the current members of the 1996 Stock Option Committee and Robert J. Donachie (Chairman) and Donald R. Miller, Jr. are the current members of the 1996 Special Stock Option Committee. The 1996 Stock Option Committee met or acted by written consent five times during fiscal 1997. The 1996 Special Stock Option Committee met or acted by written consent four times during fiscal 1997.

  Other. The Company does not have a nominating or compensation committee. The functions customarily attributable to a nominating committee are performed by the Board as a whole, and the functions customarily attributable to a compensation committee generally are performed by the Executive Committee and the Option Committees.

DIRECTOR COMPENSATION

  Each of Messrs. Donachie, French, Miller and Steelman (as well as Mr. Fran Tarkenton, who served as a director of the Company until the expiration of his term in February 1997) received an annual directors' fee of $30,000 for his service as a director of the Company plus $2,500 for each meeting of the Board and each meeting of any committee of the Board that he attended during fiscal 1997. During fiscal 1997, Sam Wyly and Charles J. Wyly, Jr. received annual directors' fees of $500,000 and $250,000 in their capacities as Chairman and Vice Chairman of the Board, respectively. For fiscal 1998, the annual retainers and committee fees to be received by each of these directors will remain at the same level as for fiscal 1997. Messrs. Williams, Moore and Evan Wyly did not receive directors' fees for their services as directors in fiscal 1997.

  All directors of the Company are eligible to receive options under the Option Plan. During fiscal 1997, Messrs. Sam Wyly, Sterling L. Williams, Charles J. Wyly, Jr. and Evan Wyly, each of whom is both a director and an executive officer of the Company, received options to purchase 1,800,000, 1,800,000, 900,000 and 100,000 shares of Common Stock, respectively. See "Management Compensation--Option Grants in Fiscal 1997." Additionally, in fiscal 1997, Mr. Moore, who at the time of the grant was both a director and an executive officer of the Company, received options to purchase 150,000 shares of Common Stock. Messrs. Donachie, French, Miller, Steelman and Tarkenton received options to purchase 50,000, 75,000, 50,000, 50,000 and 50,000 shares of Common Stock, respectively, in fiscal 1997.

  See "Certain Transactions" for a discussion of certain agreements between the Company and certain current and former directors of the Company.

                                  PROPOSAL II
                      INCREASE IN AUTHORIZED COMMON STOCK

  The Board has unanimously approved, subject to the consideration and approval of the stockholders of the Company, an amendment to the Company's Certificate of Incorporation increasing the number of shares of Common Stock authorized for issuance from 75,000,000 shares to 125,000,000 shares. The Board believes that this amendment is in the best interests of the Company and its stockholders because it would permit the Company to issue additional shares of Common Stock, for example, in connection with future stock splits or acquisitions. Such amendment is not being proposed in connection with any specific transaction. Moreover, although the Company actively considers acquisition transactions that may involve the issuance of additional shares of Common Stock (any one or more of which may be under consideration or acted upon at any given time), the Company is not presently a party to any such agreement or understanding involving the issuance of additional shares of Common Stock.

  As of January 15, 1998, after giving effect to approximately 9.6 million shares of Common Stock reserved for issuance under the Company's stock option plans, the Company had approximately 26.8 million shares of Common Stock available for issuance, of which 1.75 million have been reserved for issuance pursuant to the Sterling Software, Inc. Employee Stock Purchase Plan, subject to its approval by the stockholders of the Company at the Meeting. The availability of additional authorized but unissued shares of Common Stock would provide the Company with greater flexibility by allowing additional shares to be issued without the expense and delay of a stockholders meeting, unless stockholder approval is otherwise required.

  If the proposed amendment is approved by the Company's stockholders, generally no further stockholder approval would be required for the issuance of such authorized shares of Common Stock, unless required by law or any rules or regulations to which the Company is subject, including the rules of the New York Stock Exchange ("NYSE"), the exchange on which the Common Stock is listed. The rules of the NYSE currently require stockholder approval prior to the taking of the following actions: (i) the issuance of shares of Common Stock, other than a public offering for cash, if the number of shares to be issued will be equal to or in excess of 20% of the number of shares of Common Stock outstanding prior to the issuance; (ii) the establishment of a stock option or other plan pursuant to which Common Stock may be acquired by directors or officers, except for warrants or rights distributed generally to stockholders of the Company or broad-based plans or arrangements including other employees (unless such warrants, rights, broadly-based plans or arrangements would result in the issuance of shares in excess of the limitations set forth in clause (i) above); (iii) the acquisition, directly or indirectly, of property or assets from a director, officer or substantial security holder of the Company if the number of shares of Common Stock to be issued in connection with the acquisition exceeds 1% of the number of shares of Common Stock outstanding prior to the acquisition; and (iv) an issuance of Common Stock that would result in a change of control of the Company within the meaning of the rules of the NYSE.

  The Board believes that a vote to approve the amendment of the Certificate of Incorporation is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" such proposal.

                                 PROPOSAL III
                    APPROVAL OF THE STERLING SOFTWARE, INC.
                         EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

  The Sterling Software, Inc. Employee Stock Purchase Plan (the "Plan") provides a systematic method for the purchase of the Company's Common Stock by employees of the Company. The Board has unanimously approved the Plan and the reservation of 1,750,000 shares of Common Stock for issuance pursuant to the Plan, subject to its approval by the stockholders of the Company at the Meeting.

  The Board believes that, in concert with the Company's other compensation and benefit programs, the Plan will be an important factor in attracting and retaining qualified employees essential to the continued success of the Company. Thus, the Board believes that approval of the Plan is in the best interests of the Company and its stockholders.

SUMMARY OF PROVISIONS OF THE PLAN

  The following summary of the Plan is qualified in its entirety by the terms of the Plan, a copy of which is attached as Annex I to this Proxy Statement. Capitalized terms used and not otherwise defined in this portion of the Proxy Statement have the respective meanings ascribed to such terms in the Plan.

  The Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Shares of Common Stock will be offered under the Plan through a series of successive six-month periods (each a "Purchase Period") until such time as the maximum number of shares of Common Stock authorized for issuance under the Plan have been purchased or the Plan has been sooner terminated. Purchase Periods will run from January 1 to June 30 and from July 1 to December 31; provided, however, that the first Purchase Period will begin on February 1, 1998 and end on June 30, 1998. The last business day of each Purchase Period is the "Purchase Date" on which shares of Common Stock are actually purchased under the Plan. During each Purchase Period, a Participant may authorize payroll deductions in any whole multiple of 1% of the Participant's Compensation (defined generally under the Plan to mean base salary and other cash compensation), up to a maximum of 25%. In addition to payroll deductions, a Participant may make one additional lump-sum contribution to the Plan during each Purchase Period in an amount not to exceed $2,000.

  The purchase price of shares of Common Stock acquired in any Purchase Period will be 85% of the lesser of (a) the Fair Market Value of the shares on the first day of the Purchase Period or (b) the Fair Market Value of the shares on the Purchase Date. The closing price of the Company's Common Stock as reported on the NYSE on January 15, 1998 was $38 3/4.

  Interest will be credited to the account of each Participant on each regular payroll date at a rate of interest, to be fixed for each Purchase Period, equal to the six-month U.S. treasury bill rate published immediately prior to the first day of each Purchase Period. No interest will be paid on amounts credited to a Participant's account for less than a full pay period. Participants may withdraw from the Plan at any time prior to the last 10 business days of each Purchase Period, whereupon their accrued payroll deductions and any additional lump-sum contribution will be refunded to them with credited interest.

  Any employee (including officers and directors who are employees) of the Company, its domestic subsidiaries and such non-U.S. subsidiaries as are from time to time designated by the Administrative Committee (as defined below), will be eligible to participate in the Plan, as long as that employee is regularly expected to work at least 20 hours per week for more than five months per calendar year. However, no person who owns or holds options to purchase or who, as a result of participation in the Plan, would own or hold options to purchase 5% or more of the outstanding shares of Common Stock is entitled to participate in the Plan. As of January 15,

1998, approximately 3,100 employees, including 11 of the Company's executive officers, would have been eligible to participate in the Plan. Subject to stockholder approval, the Company will implement the Plan in the U.S. on February 1, 1998, and presently intends to implement the Plan in other countries as soon as administratively feasible.

  Participation in the Plan is limited to eligible employees who authorize payroll deductions prior to the start of a Purchase Period. A participating employee's payroll deductions may not exceed 25% of that employee's Compensation during any pay period. In addition, no Participant may purchase shares with a Fair Market Value (determined on the first day of the Purchase Period) exceeding $25,000 for each calendar year in which the Participant participates in the Plan.

  The Plan is administered by a Plan administrator (the "Plan Administrator") and a committee (the "Administrative Committee") that are appointed by and serve at the discretion of the Board. The Plan Administrator will administer and interpret the Plan. All determinations of the Plan Administrator will be final and binding on all persons having an interest in the Plan. Under the Plan, the Administrative Committee is authorized to from time to time designate which of the Company's non-U.S. subsidiaries will be permitted to offer participation in the Plan to their respective Eligible Employees, to decide any questions relating to administration of the Plan referred to the Administrative Committee by the Plan Administrator and to amend the Plan from time to time to the same extent such power is granted to the Board.

  The Plan authorizes the Board and the Administrative Committee to amend the Plan from time to time, provided that no such amendment may increase the number of shares of Common Stock reserved for issuance thereunder without stockholder approval, except under the circumstances described below concerning a change in the Company's capital structure. The Board is authorized to terminate the Plan at any time, provided that no such termination may suspend or terminate a currently pending Purchase Period or affect the rights of Participants to purchase shares of Common Stock on the related Purchase Date.

  The Plan provides that in the event of a Corporate Transaction (generally defined as the sale of all or substantially all of the assets of the Company or a merger, consolidation or other transaction in which the persons who owned the Company's voting securities prior to the transaction cease to own a majority of the voting securities of the surviving or successor corporation or other legal entity in such transaction), each Participant's right to purchase shares of Common Stock will be automatically exercised to the extent of the Participant's accumulated payroll deductions, any additional lump-sum contribution and credited interest as of a date immediately prior to the Corporate Transaction.

  Up to 1,750,000 shares of Common Stock may be issued under the Plan, subject to adjustment in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company's capital structure.

SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

  The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Plan and does not attempt to describe all possible federal tax consequences or any foreign, state, local or other tax consequences of such participation or tax consequences based on particular circumstances.

  Assuming the Plan is qualified under Section 423 of the Code, the grant of the right to purchase and the purchase of shares of Common Stock under the Plan are not taxable. All tax consequences are deferred until the Participant sells or otherwise disposes of shares or dies. However, payroll deductions and credited interest are taxable as wages subject to applicable withholding taxes in the year in which such amounts are credited to the Participant's account. The tax consequences of a disposition of shares vary depending on the time period such stock is held before its disposition. If a Participant disposes of shares within two years after the first day of the Purchase Period in which such shares were acquired (a "disqualifying disposition"), the Participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the Fair Market Value of the shares on the Purchase Date and the purchase price paid for such shares. Any additional resulting gain or loss recognized by the Participant from the disposition of the shares is a capital gain or loss. If the Participant disposes of shares more than two years after the first day of the Purchase Period in which such shares were acquired, the Participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of
(i) the difference between the Fair Market Value of the shares on the date of disposition and the purchase price or (ii) 15% of the Fair Market Value of the shares on the first day of the Purchase Period in which such shares were acquired. Any additional gain recognized by the Participant on the disposition of the shares is a capital gain.

  If the Participant disposes of the shares in a disqualifying disposition, the Company generally is entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the Participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code. In all other cases, no federal income tax deduction is allowed the Company. Under generally accepted accounting principles, the Company should not be required to recognize any compensation expense in connection with the purchase or sale of shares by Participants pursuant to the Plan.

BOARD RECOMMENDATION

  The Board believes that a vote to approve the Plan is in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" such proposal.

           SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of Common Stock by each director of the Company, each of the Named Executive Officers (as defined below), the directors and executive officers of the Company as a group and each person or entity known by the Company to own 5% or more of the outstanding shares of Common Stock. The persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, except as otherwise noted.

                                                           SHARES OF COMMON
                                                              STOCK OWNED
                                                            BENEFICIALLY(1)
                                                        ------------------------
                                                                        PERCENT
     NAME                                                NUMBER         OF CLASS
     ----                                               ---------       --------
     Sam Wyly.........................................  2,599,195(2)(3)    6.4%
     Sterling L. Williams.............................  1,804,156(4)       4.5%
     Charles J. Wyly, Jr..............................  1,900,877(3)(5)    4.8%
     Robert J. Donachie...............................     14,100(6)         *
     Michael C. French................................     19,550(7)         *
     Donald R. Miller, Jr.............................     12,500(8)         *
     Phillip A. Moore.................................     81,456(9)         *
     Alan W. Steelman.................................     12,500(10)        *
     Evan A. Wyly.....................................    109,555(11)        *
     Geno P. Tolari...................................    142,197(12)        *
     Jeannette P. Meier...............................    106,723(13)        *
     All current directors and executive officers as a
      group (19 persons)..............................  6,730,562(14)     15.5%
     Wellington Management Company, LLP...............  2,510,650(15)      6.5%
     Alpha Assurances Vie Mutuelle and related
      entities, AXA-UAP and-
      The Equitable Companies Incorporated............  3,941,519(16)     10.2%

--------
  * Less than 1%.
 (1) The number of shares shown includes outstanding shares owned by the person or entity indicated on December 31, 1997 and shares underlying options owned by such person on December 31, 1997 that were exercisable within 60 days of such date. Persons holding shares of Common Stock pursuant to the Savings Plan generally have sole voting power, but not investment power, with respect to such shares.
                                        (footnotes continued on following page)

 (2) Includes 1,800,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 358,353 shares of Common Stock owned by family trusts of which Sam Wyly is trustee and 438,612 shares of Common Stock (300,000 of which are also beneficially owned by Charles J. Wyly, Jr.) held of record by two limited partnerships of which Sam Wyly is a general partner. Also includes 2,230 shares of Common Stock held pursuant to the Savings Plan.
 (3) Based on an amended Schedule 13D filed on August 28, 1997 by Sam Wyly, Charles J. Wyly, Jr. and Maverick Entrepreneurs Fund, Ltd., a Texas limited partnership, of which Sam Wyly and Charles J. Wyly, Jr. are the sole general partners. See footnotes (2) and (5). The address of Sam Wyly, Charles J. Wyly, Jr. and Maverick Entrepreneurs Fund, Ltd. is 300 Crescent Court, Suite 1000, Dallas, Texas 75201.
 (4) Includes 1,800,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 156 shares of Common Stock held pursuant to the Savings Plan.
 (5) Includes 900,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan. Also includes 441,699 shares of Common Stock owned by family trusts of which Charles J. Wyly, Jr. is trustee and 556,574 shares of Common Stock (300,000 of which are also beneficially owned by Sam Wyly) held of record by two limited partnerships of which Charles J. Wyly, Jr. is a general partner. Also includes 2,604 shares of Common Stock held pursuant to the Savings Plan.
 (6) Includes 12,500 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 1,000 shares held in a retirement account directed by Mr. Donachie.
 (7) Consists of 18,750 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 800 shares held in a retirement account directed by Mr. French.
 (8) Consists of 12,500 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan.
 (9) Includes of 37,500 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan, 5,057 shares of Common Stock held pursuant to the Savings Plan and 150 shares owned by Mr. Moore's son.
(10) Consists of 12,500 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan.
(11) Includes 25,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 115 shares of Common Stock held pursuant to the Savings Plan.
(12) Consists of 137,500 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 4,697 shares of Common Stock held pursuant to the Savings Plan.
(13) Includes 100,000 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 6,270 shares of Common Stock held pursuant to the Savings Plan.
(14) Includes 89,850 shares of Common Stock that may be acquired upon exercise of options granted under the Option Plan and 17,481 shares of Common Stock held pursuant to the Savings Plan, in each case by executive officers of the Company not named in the table above.
(15) Based on a Schedule 13G filed on February 22, 1997 by Wellington Management Company, LLP ("Wellington"), Wellington has shared voting power with respect to 1,247,710 shares and shared dispositive power with respect to 2,510,650 shares. The address of Wellington is 75 State Street, Boston, Massachusetts 02109. The information regarding beneficial ownership of Common Stock by Wellington is included in reliance on a report filed with the Securities and Exchange Commission (the "SEC") by Wellington, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person in such report and the number of shares of Common Stock outstanding on December 31, 1997.
(16) Based on an amended Schedule 13G filed on December 10, 1997 by Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, as a group, AXA-UAP and The Equitable Companies Incorporated. It was reported that four subsidiaries of The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P., Donaldson, Lufkin & Jenrette Securities Corporation and Wood, Struthers and Winthrop Management Corp., are deemed to have sole voting power with respect to 3,507,067 shares, shared voting power with respect to 355,743 shares, sole dispositive power with respect to 3,891,399 shares and shared dispositive power with respect to 49,620 shares. The address of Alpha Assurances Vie Mutuelle is 100-101 Terrasse Boieldieu, 92042 Paris La Defense, France; the address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; the address of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; the address of AXA-UAP is 23, avenue Matignon, 75008 Paris, France; and the address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019. The information regarding beneficial ownership of Common Stock by this group is included in reliance on a report filed with the SEC by such parties, except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such parties in such report and the number of shares of Common Stock outstanding on December 31, 1997.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued for services rendered during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries (collectively, the "Named Executive Officers") based on salary and bonus earned during fiscal 1997.

                                                                                 LONG TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION                 AWARDS
                                       ---------------------------------------  ------------
                                                                                 SECURITIES
                                                                OTHER ANNUAL     UNDERLYING   ALL OTHER
 NAME AND PRINCIPAL POSITION   YEAR(1) SALARY(2)      BONUS(2) COMPENSATION(3)   OPTIONS(4)  COMPENSATION
 ---------------------------   ------- ----------     -------- ---------------  ------------ ------------
 Sterling L. Williams........   1997   $  650,000     $250,000    $ 35,868(5)    1,800,000     $ 42,252(6)
  President, Chief Executive    1996      900,000      500,000      48,499(5)    3,750,000       41,297
  Officer and Director          1995      750,000      450,000     168,833(7)      650,000       36,492
 Sam Wyly....................   1997    1,000,000(8)   500,000      53,363(5)    1,800,000      182,691(9)
  Chairman of the               1996      971,000(8)   500,000     100,115(5)    3,000,000      110,177
  Board and Director            1995      850,000(8)   450,000      44,417(5)    1,466,666      126,002
 Charles J. Wyly, Jr.........   1997      500,000(10)  250,000      29,249(5)      900,000       49,669(11)
  Vice Chairman of the          1996      496,000(10)  250,000      69,730(5)    1,600,000       59,292
  Board and Director            1995      425,000(10)  225,000      66,738(12)     733,334       62,345
 Geno P. Tolari..............   1997      435,000      215,000       3,301(5)      600,000        9,121(14)
  Executive Vice President      1996      386,000      149,338     137,050(13)           0       12,748
  and Chief Operating Officer   1995      318,000      183,779      90,908(13)      47,500        4,673
 Jeannette P. Meier..........   1997      300,000      150,000     104,930(15)     500,000        4,946(16)
  Executive Vice President,     1996      422,000      250,000     144,917(15)     550,000        6,031
  Finance and Administration    1995      340,000      140,000      69,598(15)     125,000        7,860

--------
 (1) In accordance with SEC regulations, amounts for fiscal 1996 include compensation paid to certain of the Named Executive Officers by both the Company and Sterling Commerce, a former wholly owned subsidiary of the Company. Sterling Commerce completed an initial public offering of 18.4% of its shares in March 1996, and in September 1996 Sterling Software completed the tax-free spin-off of its remaining 81.6% ownership of Sterling Commerce.
 (2) Reflects salary and bonus earned during the fiscal year. In some instances, the payment of all or a portion of salary or bonus was deferred by the Named Executive Officer to a subsequent year.
 (3) Excludes perquisites and other personal benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.
 (4) For fiscal 1997 and fiscal 1995, reflects options to purchase Common Stock. For fiscal 1996, reflects options to purchase both Common Stock and common stock of Sterling Commerce ("Commerce Stock") as follows:
     Sterling L. Williams, 750,000 shares of Common Stock and 3,000,000 shares of Commerce Stock; Sam Wyly, 3,000,000 shares of Commerce Stock; Charles
     J. Wyly, Jr., 1,600,000 shares of Commerce Stock; and Jeannette P. Meier, 50,000 shares of Common Stock and 500,000 shares of Commerce Stock. Neither the Company nor Sterling Commerce has granted stock appreciation rights.
 (5) Consists of reimbursements for the payment of taxes.
 (6) Consists of $4,500 in Company contributions to the Savings Plan and $37,752 in respect of premiums on life insurance policies for Mr. Williams' benefit.
 (7) Includes a $47,897 reimbursement for medical expenses, a $44,222 housing allowance bonus and a $55,541 reimbursement for the payment of taxes.
 (8) Includes director's fees of $500,000, $475,000 and $425,000 paid to Sam Wyly in fiscal 1997, 1996 and 1995, respectively, for his services as Chairman of the Board of the Company, and $21,000 paid to Sam Wyly in fiscal 1996 for his services as a director of Sterling Commerce.
 (9) Consists of $4,500 in Company contributions to the Savings Plan, $20,358 in respect of premiums on a life insurance policy for Mr. Wyly's benefit and $157,833 representing compensation deemed received by Mr. Wyly as a result of insurance policy premiums paid by the Company pursuant to a split dollar insurance agreement (which dollar amount was determined based on an actuarial computation in accordance with SEC regulations).

                                        (footnotes continued on following page)

(10) Includes director's fees of $250,000, $237,500 and $212,500 paid to Charles J. Wyly, Jr. in fiscal 1997, 1996 and 1995, respectively, for his services as Vice Chairman of the Board of the Company and $21,000 paid to Charles J. Wyly, Jr. in fiscal 1996 for his services as a director of Sterling Commerce.
(11) Consists of $4,500 in Company contributions to the Savings Plan and $45,169 in respect of premiums on life insurance policies for Mr. Wyly's benefit.
(12) Includes $43,046 for costs related to Mr. Wyly's use of a Company-provided automobile and a $14,626 reimbursement for the payment of taxes.
(13) For fiscal 1996, includes a $64,732 reimbursement for the payment of taxes and $41,417 in the form of incentive travel; for fiscal 1995, includes a $73,587 reimbursement for relocation expenses.
(14) Consists of $1,676 in Company contributions to the Savings Plan and $7,445 in respect of premiums on a life insurance policy for Mr. Tolari's benefit.
(15) For fiscal 1997, includes a $44,305 reimbursement for the payment of taxes, $23,127 for costs related to Ms. Meier's use of a Company-provided automobile and an $18,944 reimbursement for medical expenses; for fiscal 1996, includes a $34,937 reimbursement for professional expenses, a $33,703 reimbursement for the payment of taxes and $34,489 in the form of incentive travel; and for fiscal 1995, includes a $10,871 reimbursement for the payment of taxes and $30,012 in the form of incentive travel.
(16) Consists of $3,100 in Company contributions to the Savings Plan and $1,845 in respect of premiums on a life insurance policy for Ms. Meier's benefit.

OPTION GRANTS IN FISCAL 1997

  The following table provides information related to options to purchase Common Stock granted to the Named Executive Officers during fiscal 1997. The Company has not granted stock appreciation rights.

                                                                            POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED ANNUAL
                                                                            RATES OF STOCK PRICE
                                                                           APPRECIATION FOR OPTION
                                       INDIVIDUAL GRANTS(1)                        TERM(3)
                         ------------------------------------------------- -----------------------
                         NUMBER OF  PERCENTAGE OF
                         SECURITIES TOTAL OPTIONS EXERCISE
                         UNDERLYING  GRANTED TO    PRICE
                          OPTIONS   EMPLOYEES IN    PER
NAME                      GRANTED    FISCAL 1997  SHARE(2) EXPIRATION DATE     5%          10%
----                     ---------- ------------- -------- --------------- ----------- -----------
Sterling Williams....... 1,600,000      16.75%     $28.25  October 8, 2006 $28,426,037 $72,037,159
                           200,000       2.09       27.25   March 31, 2007   3,427,476   8,685,896
Sam Wyly................ 1,600,000      16.75       28.25  October 8, 2006  28,426,037  72,037,159
                           200,000       2.09       27.25   March 31, 2007   3,427,476   8,685,896
Charles J. Wyly, Jr.....   800,000       8.38       28.25  October 8, 2006  14,213,019  36,018,580
                           100,000       1.05       27.25   March 31, 2007   1,713,738   4,342,948
Geno P. Tolari..........   550,000       5.76       28.25  October 8, 2006   9,771,450  24,762,773
                            50,000       0.52       27.25   March 31, 2007     856,869   2,171,474
Jeannette P. Meier......   400,000       4.19       28.25  October 8, 2006   7,106,509  18,009,290
                           100,000       1.05       27.25   March 31, 2007   1,713,738   4,342,948

--------
(1) The agreements underlying such options (the "Option Agreements") provide that the options are immediately exercisable in the case of Mr. Williams, are exercisable 90 days after the date of grant in the case of Messrs. Sam Wyly and Charles J. Wyly, Jr., and vest 25% each year on the anniversary of the grant date in the case of Mr. Tolari and Ms. Meier. All such options have a ten-year term and are transferable by the option holder.
(2) The Option Agreements provide that the option exercise price may be paid in cash, in shares of Common Stock owned by the Named Executive Officer or in a combination of the foregoing.
(3) The potential realizable value columns of the table above illustrate the value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the price of the Common Stock over the terms of the options. These amounts do not take into account provisions of certain options providing for termination of the options following termination of employment or vesting over periods of up to four years. The use of the assumed 5% and 10% returns is established by the SEC and is not intended by the Company to forecast possible future appreciation of the price of the Common Stock.

OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

  The following table provides information related to options to purchase Common Stock exercised by the Named Executive Officers during fiscal 1997 and the number and value of such options held at September 30, 1997, the last day of fiscal 1997. The Company does not have any outstanding stock appreciation rights.

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES                  OPTIONS AT          IN-THE-MONEY OPTIONS AT
                         ACQUIRED             SEPTEMBER 30, 1997       SEPTEMBER 30, 1997(1)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Sterling L. Williams....     0        0     1,800,000            0   $13,925,000  $        0
Sam Wyly................     0        0     1,800,000            0    13,925,000           0
Charles J. Wyly, Jr.....     0        0       900,000            0     6,962,500           0
Geno P. Tolari..........     0        0       137,500      462,500     1,048,438   3,576,563
Jeannette P. Meier......     0        0       100,000      400,000       762,500   3,150,000

--------
(1) The closing price of the Common Stock as reported by the NYSE on September 30, 1997 was $35.875. In accordance with SEC regulations, value is calculated based on the difference between the option exercise price and $35.875, multiplied by the number of shares of Common Stock underlying the options.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

  The Company has entered into an agreement (a "Change-in-Control Agreement") with each of the Named Executive Officers and certain of its other officers. Each Change-in-Control Agreement provides for certain payments and benefits upon the termination of the employment of such person with the Company following a Change in Control (as defined in such agreement). Each Change-in-Control Agreement covers termination within a specified number of years after the date of a Change in Control and requires the Company to pay to such officer, if prior to the expiration of such period his or her employment is terminated with or without cause by the Company (other than upon such officer's death) or by such officer upon the occurrence of certain constructive termination events, a lump-sum amount equal to a multiple of such officer's annual salary, bonus and cash incentive compensation preceding such termination and to continue certain benefits for a specified number of months. In addition, if any payments (including payments under the Change-in-Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Code, such officer would be entitled to receive an additional payment (net of income taxes) to compensate such officer for any excise tax imposed by the Code on such payments. The specified number of years, the multiple and the specified number of months referred to above are five, 500% and 60, in the case of Mr. Williams; seven, 700% and 84, in the case of each of Messrs. Sam Wyly and Charles J. Wyly, Jr.; and four, 400% and 48, in the case of each of Mr. Tolari and Ms. Meier.

  The Company has also entered into an agreement (the "CEO Agreement") with Sterling L. Williams, providing for a minimum base salary (subject to mutually agreeable annual increases) and certain benefits plus such bonuses and other benefits which the Company and Mr. Williams may agree upon. Mr. Williams' base salary for fiscal 1998 is $650,000, the same as for fiscal 1997. Under the terms of the CEO Agreement, upon the termination of Mr. Williams' employment by (i) the Company (with or without cause) or (ii) Mr. Williams as a result of a reduction in his compensation or of the nature or scope of his authority or duties, the CEO Agreement will convert into a five-year consulting agreement. In such event, Mr. Williams would be entitled to continue receiving compensation and certain benefits at the levels specified in the CEO Agreement. Prior to the expiration of its five-year term, the consulting agreement could be terminated by Mr. Williams at any time and by the Company at Mr. Williams' death. In the event of termination of Mr. Williams' employment following a Change in Control, at Mr. Williams' option, the terms of his Change-in-Control Agreement may govern such termination in lieu of the conversion of the CEO Agreement into a consulting agreement. In the event of a Change in Control following conversion of the CEO Agreement into a consulting agreement, Mr. Williams would have the option of terminating the consulting agreement and would be entitled to receive a lump-sum amount equal to all compensation due through the unexpired portion of the five-year consulting agreement. In addition, the CEO Agreement provides that, in the event that Mr. Williams' employment with Sterling Commerce is terminated (with or without cause) and Mr. Williams is willing and able to devote his full-time efforts to the Company, the Company will offer to increase his compensation and benefits paid by the Company to a level reasonably equivalent to the combined compensation and benefits he is entitled to receive from both the Company and Sterling Commerce immediately prior to such termination. Mr. Williams has a similar agreement with Sterling Commerce. If Mr. Williams' employment with the Company is terminated and he accepts full-time employment with Sterling Commerce, Mr. Williams' rights to compensation and benefits from the Company under the CEO Agreement and his right to convert the CEO Agreement into a consulting agreement would terminate.

  The Company has entered into an agreement (a "Severance Agreement") with each of Mr. Tolari, Ms. Meier and certain of its other officers (other than Messrs. Sterling L. Williams, Sam Wyly and Charles J. Wyly, Jr.), providing for the continued compensation of such officer in the event that the Company terminates his or her employment, with or without cause. Each Severance Agreement expires a specified number of years after the date on which notice of termination is given to him or her by the Company and requires the Company to continue to pay such officer, upon his or her termination from employment by the Company, for a specified number of months, the salary, bonus and certain benefits in effect prior to the termination of his or her employment. The specified number of years and months referred to above are four and 48 for each of Mr. Tolari and Ms. Meier. In the event of a termination of employment following a Change in Control, at the officer's option, the terms of his or her Change-in-Control Agreement may govern such termination in lieu of the terms of his or her Severance Agreement. In addition, Ms. Meier's Severance Agreement provides that, in the event that her employment with Sterling Commerce is terminated (with or without cause) and she is willing and able to devote her full-time efforts to the Company, the Company will offer to increase her compensation and benefits paid by the Company to a level reasonably equivalent to the combined compensation and benefits she is entitled to receive from both the Company and Sterling Commerce immediately prior to such termination. Ms. Meier has a similar agreement with Sterling Commerce. If her employment with the Company is terminated and she accepts full-time employment with Sterling Commerce, her rights to compensation and benefits from the Company under the Severance Agreement would terminate.

  In addition to the above-described agreements, the Company has agreed to reimburse each of Mr. Williams, Mr. Tolari and Ms. Meier for certain legal, financial and other professional services.

SERP II

  In connection with its acquisition of Informatics General Corporation ("Informatics") in 1985, the Company retained the Informatics Supplemental Executive Retirement Plan II ("SERP II"). As of January 15, 1998, Geno P. Tolari had accrued approximately 27 years of service under SERP II. None of the other Named Executive Officers participates in SERP II. The annual benefit payable upon retirement at age 65 or above under SERP II is equal to the lesser of the following amounts: (i) 2% of the participant's "final average pay," which is equal to the highest average of the participant's base salary plus the participant's bonuses (up to a maximum bonus amount not to exceed 50% of the participant's base salary) over three consecutive years of service, multiplied by the participant's years of service and (ii) 50% of the participant's final average pay less the annuity equivalent of the participant's account balance under the Sterling Software, Inc. Subsidiary Retirement Plan (a former Informatics plan) as of June 30, 1987 (plus interest) and the annuity equivalent of the assumed Company matching contribution under the Savings Plan thereafter, plus interest (collectively, the "annuity offset"). Benefits paid under SERP II are adjusted in the event of disability or retirement prior to age 65. Benefits are also adjusted annually, upward or downward, to the extent that the increase or decrease, if any, in the Consumer Price Index for the preceding calendar year compared to the Consumer Price Index for the next preceding calendar year exceeds 5%. Amounts paid under SERP II are taxable as income. SERP II is not funded and benefits are paid as they become due. Benefits under SERP II are paid in the form of a joint and 50% survivor annuity.

  The following table shows the estimated annual benefits payable upon the retirement at age 65 to the participants in SERP II for the indicated level of three-year average annual compensation and various periods of service. The amounts shown in the table may be subject to the annuity offset, the amount of which depends on the pay history of the participant and the return on amounts held in the Savings Plan.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
      REMUNERATION                     15       20       25       30       35
      ------------                  -------- -------- -------- -------- --------
       500,000..................... $150,000 $200,000 $250,000 $250,000 $250,000
       600,000.....................  180,000  240,000  300,000  300,000  300,000
       700,000.....................  210,000  280,000  350,000  350,000  350,000
       800,000.....................  240,000  320,000  400,000  400,000  400,000

REPORT OF THE EXECUTIVE AND OPTION COMMITTEES ON EXECUTIVE COMPENSATION

  Overview and Philosophy. The Company is engaged in an industry in which executives and key employees are the principal productive assets. The Company faces an intensely competitive market for such persons. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. To achieve this objective, the Company believes that its executive compensation policies must include two essential components:

  . a cash compensation arrangement, comprised principally of annual base compensation and bonuses based on operating performance, and

  . an equity compensation arrangement, comprised principally of stock option awards that provide rewards for increases in the value of the Common Stock.

  The Board believes that, in the long run, the Company's executive compensation policies should attempt to ensure that its executives and other key employees are compensated at levels that, through a combination of generous cash- and equity-based compensation components, effectively preempt competitive offers. The Executive Committee and the Stock Option Committees are charged with the responsibility for carrying out this executive compensation philosophy in individual compensation decisions.

  During fiscal 1997, the members of the Executive Committee had primary responsibility for determining executive cash compensation levels. The Executive Committee, as part of its review and consideration of executive cash compensation, took into account, among other things, the following goals:

  . providing incentives and rewards to attract and retain highly qualified and productive people,

  . motivating employees to high levels of performance,

  . differentiating individual executives' pay based on performance,

  . preempting external competitive offers, and

  . ensuring internal equity.

To achieve these goals, the Company's executive compensation policies integrate annual base compensation with cash bonuses based on operating performance with a particular emphasis on attainment of planned objectives, and on individual initiatives and performance.

  During fiscal 1997, the members of the Option Committees had primary responsibility for determining awards of stock options as part of executive compensation. The Option Committees, as part of their review and consideration of awards of stock options, took into account, among other things, the same goals as the Executive Committee in awarding cash compensation and the additional goal of directly aligning the interests of executives with the interests of the Company and its stockholders by ensuring that executives have a direct and continuing stake in the long-term success of the Company. When granting stock options, the Option Committees evaluate a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient and other factors. The Option Committees have not established formulas to assign specific weights to any of these factors when making their determinations.

  The Option Committees believe that the grant of stock options aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder returns and enables executives to develop and maintain a significant interest in the long-term growth and profitability of the Company.

  Chief Executive Officer's Compensation for Fiscal 1997. In fiscal 1997, Sterling L. Williams, the Company's Chief Executive Officer, was compensated in accordance with the CEO Agreement described above. This agreement provides for an annual base salary and certain benefits plus such bonuses or other benefits on which the Company and Mr. Williams agree. Mr. Williams' annual base salary was established at $650,000 for fiscal 1997. Because there was no pre-established formula for determining Mr. Williams' bonus for fiscal 1997, the Executive Committee exercised its judgment in awarding Mr. Williams' fiscal 1997 bonus of $250,000. The Company's fiscal 1997 results reflected record revenue and profit performance. Revenue increased 11% in fiscal 1997 over fiscal 1996, and earnings per share from continuing operations increased 4% in fiscal 1997 over fiscal 1996 (before one-time charges and associated tax benefits relating primarily to the Company's acquisition of the software division of Texas Instruments Incorporated ("TI Software"), and to a lesser extent, the early termination of the Company's International Distributor Agreement with Sterling Commerce). In addition, the Executive Committee took into account Mr. Williams' key role in the Company's successful acquisition of TI Software, the Company's largest acquisition to date, and the related reorganization of the Company's operating groups. Based on these factors, the Executive Committee concluded that Mr. Williams' outstanding performance for the Company merited his bonus award. Mr. Williams was also granted stock options in fiscal 1997 to purchase 1,800,000 shares of the Company's Common Stock. See "--Option Grants in Fiscal 1997."

  Compensation of Other Executive Officers. Compensation of the Company's other executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits. Each element has a somewhat different purpose and all of the determinations of the Executive Committee and Option Committees regarding the appropriate form and level of executive compensation were ultimately judgments based on such Committees' ongoing assessment and understanding of the computer software and services industry, the Company and the Company's executive officers. In determining salaries for executive officers, the Executive Committee considers the individual experience and performance of the Company's executive officers, as well as the Company's operating performance and the attainment of financial and strategic objectives. In establishing bonuses and other incentive compensation awards for fiscal 1997, the Executive Committee and the Option Committees took into consideration the same types of factors (such as revenue, earnings per share and the acquisition of TI Software and the related reorganization of the Company's operating groups) as were considered with respect to the Chief Executive Officer.

  In addition, the Company had a cash compensation plan for fiscal 1997 for the presidents of its operating groups (the "Group Presidents Plan"), which was based on operating profits. All group presidents were eligible to participate in the Group Presidents Plan and, pursuant to such Plan, each received a salary as well as a bonus calculated as a percentage of the operating profits for each of their respective groups. No group president was eligible for a bonus, however, unless his or her group met certain minimum operating profit performance criteria. Insofar as the Group Presidents Plan did not constitute an employment agreement, a participant's employment or participation in this Plan could be terminated by the Company's Chief Operating Officer at any time.

  In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Code was enacted, which provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Executive Committee and the Option Committees to qualify for such exceptions to the extent feasible and in the best interests of the Company.

  This report is submitted by the members of the Executive Committee and the Option Committees:

                                 1996 STOCK OPTION            1996 SPECIAL STOCK
      EXECUTIVE COMMITTEE            COMMITTEE                 OPTION COMMITTEE
      -------------------        -----------------            ------------------
      Sam Wyly                  Sam Wyly                     Robert J. Donachie
      Charles J. Wyly, Jr.      Charles J. Wyly, Jr.         Donald R. Miller, Jr.
      Sterling L. Williams      Sterling L. Williams

EXECUTIVE AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1997, the members of the Executive Committee were primarily responsible for determining executive compensation, and the members of the Option Committees made decisions related to stock option grants to executive officers. The following directors, who also are members of the Executive Committee, 1996 Stock Option Committee and/or 1996 Special Stock Option Committee, participated in meetings with respect to executive officer compensation matters: Sam Wyly, Charles J. Wyly, Jr., Sterling L. Williams, Robert J. Donachie and Donald R. Miller, Jr. Each of Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams is an executive officer of the Company.

  Sam Wyly and Charles J. Wyly, Jr. are executive officers of both the Company and Michaels Stores and are members of the executive committees, the stock option committees and the boards of directors of the Company, Sterling Commerce and Michaels Stores. Sam Wyly and Charles J. Wyly, Jr. are also members of the compensation committee of the Michaels Stores' Board of Directors. Sterling L. Williams is an executive officer and a member of the executive and stock option committees of both the Company and Sterling Commerce. Accordingly, Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation of executive officers of each of the Company, Sterling Commerce and Michaels Stores and Sterling Williams has participated in decisions related to compensation of executive officers of each of the Company and Sterling Commerce. Donald R. Miller, Jr., a director and a member of the 1996 Special Stock Option Committee of the Company, is also an officer and a director of Michaels Stores. Evan A. Wyly, an executive officer and a director of the Company, is also an executive officer and a director of Michaels Stores and a director of Sterling Commerce. See "Certain Transactions."

                            STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Common Stock during the five fiscal years ended September 30, 1997 with the cumulative total return on the S&P 500 Index and the S&P Computer Software and Services Index. The comparison assumes $100 was invested on September 30, 1992 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. Dividends include the then fair market value of the special dividend paid by the Company on September 30, 1996, consisting of 1.5926 shares of common stock of Sterling Commerce for each share of the Company's Common Stock then outstanding.

                       [PERFORMANCE CHART APPEARS HERE]


                                                   9/92 9/93 9/94 9/95 9/96 9/97
                                                   ---- ---- ---- ---- ---- ----
Sterling Software, Inc............................ 100  142  184  270  453  558
S&P 500 Index..................................... 100  113  117  152  183  257
S&P Computers (Software and Services) Index....... 100  133  158  230  334  549

                             CERTAIN TRANSACTIONS

  In anticipation of Sterling Commerce's initial public offering in March 1996, the Company and Sterling Commerce entered into various agreements (the "Intercompany Agreements"), including an International Distributor Agreement pursuant to which the Company acted as the exclusive distributor of certain Sterling Commerce products outside the United States and Canada. The Intercompany Agreements are further described in the Company's Annual Report on Form 10-K, which accompanies this Proxy Statement. The International Distributor Agreement provided for the payment of royalties to Sterling Commerce equal to 50% of the revenue that the Company derived from licenses of Sterling Commerce's interchange and communications software products and related product support services. In fiscal 1997, the Company paid aggregate royalties of approximately $21,500,000 to Sterling Commerce under the International Distributor Agreement. Effective as of June 30, 1997, the Company and Sterling Commerce entered into an agreement terminating the International Distributor Agreement. Contemporaneously with such termination, the Company sold to Sterling Commerce certain of the assets formerly used by the Company in connection with the distribution of Sterling Commerce's products outside the United States and Canada. In addition, the Company and Sterling Commerce entered into certain short-term transitional arrangements relating to the facilities sharing and administrative and other services. In consideration of the termination of the International Distributor Agreement and the sale of assets described above, Sterling Commerce (i) paid to the Company $5,226,000 on June 30, 1997, (ii) subsequently paid to the Company $10,076,000, which was equal to the net book value of the acquired assets, and
(iii) assumed certain liabilities of the Company.

  As a result of various transactions between the Company and Sterling Commerce, including royalties due to Sterling Commerce under the International Distributor Agreement as well as tax and other expenses charged to Sterling Commerce under the other Intercompany Agreements, amounts payable to and receivable from Sterling Commerce arise from time to time. At September 30, 1996, amounts due to Sterling Commerce totaled $35,134,000, which were remitted to Sterling Commerce by the Company during fiscal 1997.

  The Company remains the guarantor of certain office lease and other obligations of Sterling Commerce incurred pursuant to agreements entered into prior to the spin-off of Sterling Commerce. The aggregate amount due over the remaining terms of the agreements guaranteed by the Company is approximately $33,000,000. Sterling Commerce is obligated to indemnify the Company for any liabilities incurred by the Company as guarantor of such obligations, and Sterling Commerce has agreed to use reasonable efforts to promptly obtain the Company's release from its obligations under the related guaranties. The Company did not make any payments with respect to such guaranties during fiscal 1997.

  In connection with Geno P. Tolari's promotion as the Company's Executive Vice President and Chief Operating Officer and his relocation to the Company's headquarters in Dallas, Texas, in December 1996, the Company purchased for resale his home in Reston, Virginia for $965,000. The purchase price was based on independent third-party appraisals. Further, during fiscal 1997, Mr. Tolari received unsecured, non-interest bearing advances from the Company. The largest amount of indebtedness outstanding since the beginning of fiscal 1997 was $168,234. As of January 15, 1998, no advances remained outstanding.

  Since the beginning of fiscal 1997, the Company has made payments totaling $316,423 to Intelecon Services, Inc. ("Intelecon") for providing audio and visual aids and other related services at prevailing rates at customer conferences, trade shows, user group meetings and other corporate meetings. Laurie and David Matthews, the daughter and son-in-law of Sam Wyly, jointly hold approximately 40% of the outstanding capital stock of Intelecon. David Matthews is also an officer and a director of Intelecon.

  Pursuant to a consulting arrangement with the Company, Michael C. French, a director of the Company, received from the Company a non-refundable retainer of $17,500 per month during fiscal 1997 for his assistance in significant acquisitions and other Company-related matters. Since January 15, 1996, Mr. French has received $1,000 per month as an employee of the Company, which amount is deducted from amounts paid to him as a retainer. Jones, Day, Reavis & Pogue, a law firm for which Mr. French is currently a consultant, provides legal services to the Company. Such firm does not charge the Company for any time spent by Mr. French on Company-related matters.

  Pursuant to the terms of a merger agreement between the Company and KnowledgeWare, Inc., in December 1994 the Company entered into a Consultation Agreement pursuant to which Fran Tarkenton received a monthly fee of $25,000 during the three-year period that expired on November 30, 1997. In consideration for such fee, Mr. Tarkenton served in an advisory capacity to the President of the Company. In addition, Mr. Tarkenton received secretarial assistance and an allowance of $3,000 per month for office and other expenses relating to the performance of his duties under the Consultation Agreement. During the three-year term, Mr. Tarkenton also received $10,000 per year as an employee of the Company in order to meet certain obligations to Mr. Tarkenton in effect prior to the Company's acquisition of KnowledgeWare, Inc., which amount was deducted from amounts paid to him under the Consultation Agreement. Effective December 1, 1996, the Company subleased certain office space to two companies affiliated with Mr. Tarkenton. The sublease provides for monthly payments to the Company of $7,018 through December 1998. Mr. Tarkenton served as a director of the Company until the expiration of his term in February 1997.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of the Company's outstanding Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  Based solely on its review of such reports received by the Company with respect to fiscal 1997, or written representations from certain reporting persons, the Company believes that all reports required to be filed under
Section 16(a) have been filed by such persons.

                             INDEPENDENT AUDITORS

  The Board has selected Ernst & Young LLP as independent auditors to examine the Company's accounts for fiscal 1998. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the 1999 Annual Meeting of Stockholders, such proposals must be received by the Company no later than October 5, 1998. Such proposals should be directed to Sterling Software, Inc.,
Attention: Secretary, at 300 Crescent Court, Suite 1200, Dallas, Texas 75201.

                                 OTHER MATTERS

  The Board knows of no matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interests of the Company.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of proxies will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit proxies by mail, telephone or in person, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company has been retained by the Company to assist in the solicitation of proxies and will solicit proxies by mail, telephone or in person and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Georgeson & Company will be paid $10,000, plus expenses.

  The Company's Annual Report on Form 10-K with respect to the fiscal year ended September 30, 1997, which includes the Company's audited financial statements, accompanies this Proxy Statement.

  ADDITIONAL COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO STERLING SOFTWARE, INC., ATTN: INVESTOR RELATIONS, 300 CRESCENT COURT, SUITE 1200, DALLAS, TEXAS 75201 (TELEPHONE: (214) 981-1000).

                                          By Order of the Board of Directors

                                          Jeannette P. Meier
                                          Secretary

Dallas, Texas
February 2, 1998

                                                                        ANNEX I

                            STERLING SOFTWARE, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

I.  PURPOSE OF THE PLAN

  This Employee Stock Purchase Plan is intended to promote the interests of Sterling Software, Inc. and certain of its subsidiaries by providing eligible employees with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

  Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.  ADMINISTRATION OF THE PLAN

  A. The Plan Administrator shall administer the Plan and shall have full authority and discretion to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary, and to take any action it may deem necessary in order to comply with the requirements of Section 423 of the Code. Decisions of the Plan Administrator and the Administrative Committee described in paragraph B. below shall be final and binding on all parties having an interest in the Plan. The Plan Administrator shall have full authority and discretion to retain and engage such third party firms (including, without limitation, brokerage and record keeping firms) as it shall from time to time deem advisable or appropriate.

  B. The Administrative Committee for the Plan shall have the full authority and discretion to designate Corporate Affiliates (other than domestic subsidiaries of the Company) as Participating Companies from time to time and to terminate any such designation; to decide any questions relating to the administration of the Plan that are referred to the Administrative Committee by the Plan Administrator; and to amend the Plan as provided in Section X.

III.  STOCK SUBJECT TO PLAN

  A. The stock purchasable under the Plan shall be shares of authorized but unissued Common Stock or shares of Common Stock held in the Company's treasury. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,750,000 shares.

  B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.  PURCHASE PERIODS

  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Purchase Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

V.  ELIGIBILITY

  A. Each individual who is an Eligible Employee on the Effective Date shall be eligible to participate in the Plan on the first day of any Purchase Period under the Plan, provided such individual remains an Eligible

Employee on such day. Until the Administrative Committee designates one or more foreign subsidiaries of the Company as a Participating Company, eligibility to participate in the Plan shall be limited to Eligible Employees employed by the Company or by a U.S. subsidiary of the Company.

  B. Each individual who becomes an Eligible Employee after the Effective Date shall be eligible to participate in the Plan on the first day of any Purchase Period commencing thereafter, provided such individual remains an Eligible Employee on such day.

  C. To participate in the Plan for a particular Purchase Period, an Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator and file such forms with the Plan Administrator (or its designee) before the first day of such Purchase Period. An Eligible Employee's enrollment in the Plan for a Purchase Period will remain in effect for all subsequent Purchase Periods until modified or terminated by the Eligible Employee or until he or she no longer qualifies as an Eligible Employee.

VI.  PAYROLL DEDUCTIONS; ADDITIONAL CONTRIBUTIONS; SHORTFALL     CONTRIBUTIONS

  A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock under the Plan may be any whole multiple of one percent (1%) of the Eligible Compensation paid to the Participant during each Purchase Period, up to a maximum of twenty-five percent (25%). The deduction rate so authorized shall continue in effect for the entire Purchase Period. The Participant may not increase his or her rate of payroll deduction during a Purchase Period. However, the Participant may, at any time prior to the tenth (10th) Business Day immediately preceding the Purchase Date for the Purchase Period, reduce his or her rate of payroll deduction to any whole percentage or to zero, such reduction to become effective prospectively as soon as administratively feasible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Period. If a Participant reduces his or her payroll deductions to zero, the Participant's previous payroll deductions for the Purchase Period will still be applied to the purchase of shares of Common Stock on the Purchase Date, unless the Participant elects to terminate his or her purchase rights for the Purchase Period in accordance with Section VII.E.

  B. Payroll deductions shall begin on the first pay day of each Purchase Period and shall (unless sooner terminated) continue through the pay day ending on or immediately prior to the last day of the Purchase Period. The amounts so collected shall be credited to the Participant's Account under the Plan. Except as otherwise provided in paragraph D below, Interest shall accrue and be credited on each pay day in the Purchase Period on the amount of the Participant's Account balance that has been credited to the Participant's Account during the entire pay period ending on such pay day. No Interest will accrue or be credited on any amount that is credited to the Participant's Account for any period that is less than a full pay period. Payroll deduction amounts, Additional Contribution amounts and credited Interest need not be held in any segregated account or trust fund and may be commingled with the general assets of the Company and used for general corporate purposes.

  C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

  D. In addition to payroll deductions, a Participant may make one Additional Contribution to the Plan during each Purchase Period. An Additional Contribution may be made in cash, by personal check or in any other form permitted from time to time by the Plan Administrator. All Additional Contributions will be credited to the Participant's Account and will be credited with Interest. Such Interest will accrue and be credited to the Participant's Account in the same manner as Interest is accrued and credited to the Participant's Account under paragraph B of this Section. An Eligible Employee who has not authorized payroll deductions, or who has terminated payroll deductions, for a Purchase Period may not thereafter make an Additional Contribution to the Plan for such Purchase Period.

  E. A Participant whose net pay after all deductions therefrom on any given pay day is not sufficient to fund the payroll deduction authorized by the Participant for a Purchase Period shall be permitted to fund any such shortfall by contributing the amount thereof to the Plan in cash, by personal check or in any other form permitted from time to time by the Plan Administrator ("Shortfall Contributions"). Shortfall Contributions must be contributed to the Plan before the tenth (10th) Business Day immediately preceding the Purchase Date for the Purchase Period. Interest will accrue and be credited in respect of Shortfall Contributions in the same manner as for Additional Contributions. All references in this Plan to payroll deductions also shall be deemed to refer to and include Shortfall Contributions, except where the context clearly requires otherwise.

VII.  PURCHASE RIGHTS

  A. A Participant shall be granted a separate purchase right on the first day of each Purchase Period in which he or she participates. The purchase right shall provide the Participant with the right to purchase shares of Common Stock on the Purchase Date upon the terms set forth below. Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Section 424(d) of the Code) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Corporate Affiliate.

  B. Each purchase right shall be automatically exercised on the Purchase Date, and shares of Common Stock shall accordingly be purchased on such date on behalf of each Participant participating in the related Purchase Period (other than any Participant whose payroll deductions have previously been refunded in accordance with paragraph E below). The purchase shall be effected by applying the Participant's Account balance as of the last day of the Purchase Period (including Interest credited through such day) to the purchase of shares of Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant) at the Purchase Price in effect for that Purchase Period.

  C. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the Participant's Account balance on the last day of the Purchase Period by the Purchase Price in effect for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 3,000 shares.

  D. Any portion of the Participant's Account balance that is not applied to the purchase of shares of Common Stock on any Purchase Date because such portion is not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date, unless the Participant has elected not to participate during the next Purchase Period, in which case the Participant's entire remaining Account balance shall be refunded to the Participant as soon as administratively feasible. Any portion of the Participant's Account balance that is not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be refunded as soon as administratively feasible.

  E. The following provisions shall govern the termination of outstanding purchase rights:

    (i) A Participant may, at any time prior to the tenth (10th) Business Day immediately preceding the Purchase Date for the Purchase Period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designee), and no further payroll deductions or Additional Contributions shall be collected from or made by the Participant with respect to such terminated purchase right. The Participant's entire Account balance as of the effective date of such termination shall be refunded as soon as administratively feasible.

    (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Purchase Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) before the first day of the new Purchase Period.

    (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in employment status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and the Participant's entire Account balance shall be refunded as soon as administratively feasible. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the tenth (10th) Business Day immediately preceding the Purchase Date for the Purchase Period in which such leave commences, to withdraw his or her entire Account balance. If a Participant on such an unpaid leave does not exercise this right, such Participant's Account balance shall be held for the purchase of shares at the next Purchase Date. In no event, however, shall any Additional Contributions or any further payroll deductions be collected on the Participant's behalf during any such unpaid leave. Upon the return to active service of any Participant previously on unpaid leave, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant elected to withdraw his or her Account balance for the Purchase Period in which the leave commenced.

    (iv) Notwithstanding any other provision of the Plan to the contrary, a Participant's purchase rights with respect to a Purchase Period shall terminate, and his or her Account balance shall be refunded as soon as administratively feasible, if the Participant's employment with the Participating Companies terminates for any reason on or before the Purchase Date for such Purchase Period.

  F. Each outstanding purchase right shall automatically be exercised, immediately prior to the date any Corporate Transaction is consummated, by applying the Participant's Account balance to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the first day of the Purchase Period in which such Corporate Transaction occurs or
(ii) the Fair Market Value per share of Common Stock immediately prior to the date such Corporate Transaction is consummated. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase. Any portion of the Participant's Account balance that is not applied to the purchase of shares of Common Stock because such portion is not sufficient to purchase a whole share of Common Stock shall be refunded to the Participant as soon as administratively feasible. The Company shall use reasonable efforts to provide prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

  G. Should the total number of shares of Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the Account balance of each Participant, to the extent in excess of the aggregate Purchase Price payable for the Common Stock pro-rated to such individual, shall be refunded as soon as administratively feasible.

  H. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

  I. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become the owner of the purchased shares.

VIII. ACCRUAL LIMITATIONS

  A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such rights, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand

Dollars ($25,000) worth of stock of the Company and of any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding, subject to the following:

    (i) The right to acquire Common Stock under each outstanding purchase right shall accrue on the Purchase Date in effect for the Purchase Period for which such right is granted.

    (ii) No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

  B. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Period, then the Participant's Account balance with respect to such purchase right shall be refunded as soon as administratively feasible.

  C. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX. EFFECTIVE DATE AND TERM OF THE PLAN

  A. The Plan was adopted by the Board on December 3, 1997 and shall become effective on the Effective Date, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Company by majority vote of the shares represented in person or proxy at a meeting of the stockholders of the Company at which a quorum shall be present and (ii) the Company shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within six (6) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and the Participants' Account balances shall be refunded as soon as administratively feasible.

  B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest to occur of (i) the last Business Day in December 2007, (ii) the date on which all shares available for issuance under the Plan shall have been sold to Participants pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. Following such termination, no further purchase rights shall be granted or exercised, and no further payroll deductions or Additional Contributions shall be collected, under the Plan.

X. AMENDMENT OF THE PLAN

  A. The Plan may be amended from time to time by the Board or any duly authorized committee thereof, or by the Administrative Committee, and all purchase rights outstanding at the effective date of any such amendment will be subject to such amendment. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan, requires the Plan to be amended, or in the event any of the rules under Section 16 of the 1934 Act are amended or supplemented (e.g., by addition of alternative rules), in either event to require or permit the Company to add, remove or lessen any restrictions on or with respect to purchase rights under the Plan, the Administrative Committee and the Board each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all purchase rights then outstanding will be subject to such amendment.

  B. The Plan may be terminated at any time by action of the Board; provided, however, that the termination of the Plan shall not adversely affect the terms of any outstanding purchase rights.

  C. Notwithstanding the foregoing, the Board may not, without the approval of the Company's stockholders, increase the number of shares of Common Stock issuable under the Plan, except to the extent permitted under Section III.B.

  D. With respect to any Participating Corporation which employs Eligible Employees who reside outside of the United States, and notwithstanding anything herein to the contrary, the Administrative Committee may in its sole discretion amend the terms of the Plan, or any purchase right granted under the Plan, in order to comply with the requirements of local law, and may, where appropriate, establish one or more sub-plans to reflect such amended provisions applicable to such Eligible Employees.

XI. GENERAL PROVISIONS

  A. All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

  B. Nothing in the Plan shall confer upon any Participant any right to continue in the employ of the Company or any Corporate Affiliate for any period of specific duration, or interfere with or otherwise restrict in any way the rights of the Company (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such Participant's employment at any time for any reason, with or without cause.

                                   APPENDIX

  The following definitions shall be in effect under the Plan:

  A. ACCOUNT shall mean the account established by the Plan Administrator to record a Participant's payroll deductions, credited Interest and Additional Contributions (if any) as of any given date.

  B. ADDITIONAL CONTRIBUTION shall mean a Participant's contribution (other than by payroll deductions) for a Purchase Period in an amount that does not exceed $2,000 and which is made before the tenth (10th) Business Day immediately preceding the Purchase Date for the Purchase Period.

  C. ADMINISTRATIVE COMMITTEE shall mean a committee consisting of one or more persons appointed by the Board from time to time to act as the administrative committee of the Plan.

  D. BOARD shall mean the Company's Board of Directors or the Executive Committee thereof.

  E. BUSINESS DAY shall mean a day on which the New York Stock Exchange is open for trading.

  F. CODE shall mean the Internal Revenue Code of 1986, as amended.

  G. COMMON STOCK shall mean the Company's common stock, par value $0.10 per share.

  H. COMPANY shall mean Sterling Software, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Sterling Software, Inc. which shall by appropriate action adopt the Plan.

  I. CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Company (as determined in accordance with Section 424 of the Code), whether now existing or subsequently established.

  J. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Company is a party:

    (i) a merger, consolidation or reorganization of the Company into or with another corporation or legal person as a result of which securities possessing less than fifty percent (50%) of the total combined voting power of the then-outstanding voting securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of the voting securities of the Company immediately prior to such transaction, or

    (ii) a sale or other transfer of all or substantially all of the assets of the Company to another corporation or other legal person as a result of which securities possessing less than fifty percent (50%) of the total combined voting power of the then-outstanding voting securities of such corporation or person immediately after such sale or transfer are held in the aggregate by the holders of the voting securities of the Company immediately prior to such sale or transfer.

  K. EFFECTIVE DATE shall mean February 1, 1998.

  L. ELIGIBLE COMPENSATION means the following items of remuneration paid to a Participant by one or more Participating Companies during each Purchase
Period: base salary, overtime pay, commissions and cash incentive compensation, computed before giving effect to the Participant's salary reduction elections under Section 125 or Section 401(k) of the Code or the Participant's deferral elections under any nonqualified deferred compensation plan of the Company or any Corporate Affiliate.

  M. ELIGIBLE EMPLOYEE shall mean an Employee who is employed by a Participating Company on a basis under which he or she is regularly expected to render at least twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages. Notwithstanding the foregoing, a person who is an independent contractor performing services for a Participating Company shall not be eligible to participate in the Plan.

  N. EMPLOYEE shall mean an individual who is a common law employee of the Company or any Corporate Affiliate.

  O. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

  P. INTEREST shall mean an additional amount of compensation calculated at the annual rate of interest of six month Treasury bills as quoted in The Wall Street Journal published on the last Business Day of the month immediately preceding the applicable Purchase Period during which such compensation is credited, prorated for periods of less than one year.

  Q. 1933 ACT shall mean the Securities Act of 1933, as amended.

  R. 1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

  S. PARTICIPANT shall mean any Eligible Employee of a Participating Company who is actively participating in the Plan.

  T. PARTICIPATING COMPANY shall mean the Company, each Corporate Affiliate that is a direct or indirect domestic subsidiary of the Company and each other Corporate Affiliate that is authorized from time to time by the Administrative Committee to extend the benefits of the Plan to its Eligible Employees. For purposes of the foregoing, the term "subsidiary" has the meaning set forth in
Section 424(f) of the Code.

  U. PLAN shall mean the Company's Employee Stock Purchase Plan, as set forth in this document.

  V. PLAN ADMINISTRATOR shall mean the person or persons appointed by the Board from time to time as the plan administrator of the Plan.

  W. PURCHASE DATE shall mean the last Business Day of each Purchase Period or, with respect to a Corporate Transaction, the date specified for the purchase in Section VII.F.

  X. PURCHASE PERIOD shall mean a period of six (6) months extending from January 1 to June 30 and from July 1 to December 31 of each year; provided, however, that the first Purchase Period shall begin on February 1, 1998, and shall end on June 30, 1998.

  Y. PURCHASE PRICE shall mean the purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date and shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the first day of the Purchase Period in which the Purchase Date occurs or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

  Z. SERVICE shall mean the performance of services to the Company or any Corporate Affiliate by a person in the capacity of an Employee.

  AA. SHORTFALL CONTRIBUTIONS shall have the meaning ascribed to such term in
Section VI.E. of the Plan.

                                  DETACH HERE


                            STERLING SOFTWARE, INC.

              Proxy Solicited on Behalf of the Board of Directors
                      For Annual Meeting, March 11, 1998

     The undersigned hereby appoints Sterling L. Williams and Jeannette P. Meier, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as designated on the reverse side, all shares of Common Stock, $.10 par value, of Sterling Software, Inc. (the "Company") owned by the undersigned, at the Annual Meeting of Stockholders (the "Meeting") to be held at The Crescent Club, 200 Crescent Court, 17th Floor, Dallas, Texas, on Wednesday, March 11, 1998, commencing at 10:00 a.m., local time, upon such business as may properly come before the Meeting or any adjournment thereof, including the matters set forth on the reverse side.

     You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                              (SEE REVERSE SIDE)

                            STERLING SOFTWARE, INC.

              Proxy Solicited on Behalf of the Board of Directors
                      For Annual Meeting, March 11, 1998


1.  The election as Class B directors of the three nominees listed below;

2. The approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 75,000,000 to 125,000,000 shares; and

3.  The approval of the Sterling Software, Inc. Employee Stock Purchase Plan.


                                  DETACH HERE

[X] Please mark votes as in this example.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no specification is given, this Proxy will be voted (i) FOR the election of each of the nominees for director; (ii) FOR the approval of the amendment of the Company's Certificate of Incorporation; (iii) FOR the approval of the Sterling Software, Inc. Employee Stock Purchase Plan; and (iv) at the discretion of the proxy holders with regard to any other matter that may properly come before the Meeting or any adjournment thereof.

The Board of Directors unanimously recommends that stockholders vote FOR each of the persons listed below as a nominee to serve as a Class B director of the Company, FOR the approval of the amendment of the Company's Certificate of Incorporation, and FOR the approval of the Sterling Software, Inc. Employee Stock Purchase Plan.

1.  Election of  Class B Directors
    Nominees:  Charles J. Wyly, Jr., Phillip A. Moore and Michael C. French



           [ ]  FOR ALL NOMINEES


           [ ]  WITHHELD FROM ALL NOMINEES


           [ ]  ___________________________
                For all nominees except as
                noted above

2. Approval of the amendment of the Company's Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 75,000,000 to 125,000,000 shares.


           [ ]  FOR


           [ ]  AGAINST


           [ ]  ABSTAIN

3.  Approval of the Sterling Software, Inc. Employee Stock Purchase Plan.


           [ ]  FOR


           [ ]  AGAINST


           [ ]  ABSTAIN



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [ ]


Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. If a corporation, sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name, by authorized person.

SIGNATURE: _____________________  DATE: ____________________

SIGNATURE: _____________________  DATE: ____________________